UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 20, 2014

SONORA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Nevada	0-54268	27-1269503
(State or Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Cerro del Padre # 11

Rinconada de los Pirules,

Guadalupe, Zacatecas

          Mexico, 98619

(Address of principal executive office)

1-877-513-7873

(Registrant’s telephone number, including area code

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events.

On May 20, 2014 Sonora Resources Corp. (“Sonora” or the “Company”), a mineral exploration and development company focused on the acquisition and exploration of international silver and gold mining properties, responded to notice of a lawsuit files by Industrial Minera Mexico, S.A. de C.V. (“Grupo Mexico”) against Finder Plata S.A. de C.V., the Company’s 100% owned subsidiary in Mexico. The lawsuit totals $ 525,000 plus interest. The Company did not pay the $175,000 due on February 10, 2013, August 10, 2013 and February 10, 2014 due under the Mining Option Agreement with Grupo Agreement dated August 10, 2011. In addition, the lawsuit includes $737,000 related to the lack of investment in the mining property as stipulated in the Mining Option Agreement. The Company has been attempting to terminate the Grupo Agreement and return the Property. The Company recorded an impairment of $235,000 related to the Ayones Property as of November 30, 2013 and accrued contract termination costs of $618,000 during the three months ended February 28, 2014. The Company responded to the lawsuit on May 20, 2014.

The Company is attempting to resolve the above matter. However, the results of such negotiations and an outcome in the Company’s favor cannot be assured. If the Company is not successful in negotiating the above matter, it may have to restructure its Mexican operations, divest all or a portion of its Mexican business, or file for bankruptcy for its Mexican operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonora Resources Corp.

Dated: June 5, 2014	By:	/s/ Juan Miguel Ríos Gutiérrez
Juan Miguel Ríos Gutiérrez
Chief Executive Officer